UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2017

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

Based upon preliminary estimates, Orexigen Therapeutics, Inc. (the “Company”) expects total revenue for the fourth quarter of 2016 to be between approximately $13.4 million to $13.9 million and total revenue for the year ended December 31, 2016 to be between approximately $33.3 million to $33.8 million and to have approximately $194.0 million in cash, restricted cash and investments, and short term investments as of December 31, 2016. The Company also expects U.S. net sales for Contrave for the fourth quarter of 2016 to be between approximately $11.5 million to $12.0 million and U.S. net sales for Contrave for the year ended December 31, 2016 to be between approximately $46.6 million to $47.1 million. U.S. net sales for Contrave includes net sales as reported by Takeda pursuant to the terms of our former collaboration agreement for periods prior to the completed acquisition of Contrave, coupled with net sales as recorded by the Company after the completed acquisition of Contrave.

The Company has not yet completed its year-end financial close process for the year ended December 31, 2016 and these estimates are based on preliminary estimates of its financial results that it expect to report for the applicable periods. These estimates are subject to change upon completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed or compiled these estimates and, accordingly, does not express an opinion on, or provided any other form of assurance with respect to, these preliminary estimates. These estimates are not a comprehensive statement of the Company’s financial results for the year ended December 31, 2016 and its actual results may differ materially from these estimates as a result of the completion of the Company’s financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for this period are finalized.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to Item 2.02 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On February 17, 2017, the Company entered into separate privately negotiated exchange agreements with certain holders of its 2.75% Convertible Senior Notes due 2020 (the “Old Notes”) to exchange, in a private placement in reliance on Section 4(a)(2) and Regulation D of the Securities Act, approximately $49.6 million in aggregate principal amount of Old Notes (the “Exchange Transactions”) for an equal principal amount of the Company’s 2.75% Convertible Exchange Senior Notes due 2020 (the “New Notes”).

The Company anticipates that the closings of the Exchange Transactions will occur on or about February 23, 2017.

Following the closings of the Exchange Transactions, approximately $30.4 million in aggregate principal amount of Old Notes will remain outstanding.

The New Notes will be the Company’s senior, unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the New Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, including the Old Notes; effectively junior in right of payment to any of the Company’s secured indebtedness (including the Company’s existing 0% Convertible Senior Secured Notes due 2020 (the “Secured Notes”)) to the extent of the value of the assets securing such indebtedness; and will be structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The New Notes bear interest at a fixed rate of 2.75% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning June 1, 2017. Interest on the New Notes accrues from December 1, 2016. The New Notes will mature on December 1, 2020, unless earlier repurchased, redeemed or converted.

The New Notes are convertible at any time prior to the close of business on the business day immediately preceding the maturity date, at the option of the holders, into (i) shares of the Company’s common stock (the “Common Stock”), plus (ii) a cash payment equal to $150 for each $1,000 principal amount of New Notes converted (the “Additional Conversion Payment”), subject to certain adjustments. For conversions prior to September 1, 2018 and the Company’s election to exercise its Mandatory Conversion Right (as hereinafter defined), the Company will make an interest make-whole payment to a converting holder for each $1,000 principal amount of New Notes being converted (the “Interest Make-Whole Payment”). The Company may pay any Interest Make-Whole Payment either in cash or in shares of Common Stock, at the Company’s election. If the Company elects to pay any Interest Make-Whole Payment in cash it will pay cash in an amount equal to the Interest Make-Whole Payment. If Company elects, or is deemed to have elected, to pay any Interest Make-Whole Payment by delivering shares of Common Stock, the number of shares of Common Stock a converting holder of New Notes will receive for each $1,000 principal amount of New Notes will be the number of shares equal to the amount of the Interest Make-Whole Payment to be paid to such holder, divided by the product of (x) 98% and (y) the simple average of the daily volume-weighted average price of the Common Stock for the five trading days ending on and including the trading day immediately preceding the conversion date. Subject to compliance with certain conditions, the Company has the right (the “Mandatory Conversion Right”) to, at its option, mandatorily convert all of the New Notes if the daily volume-weighted average price of the Common Stock is equal to or greater than 60.0% of the applicable conversion price of the New Notes for at least 20 Daily VWAP Trading Days (as defined in the indenture governing the New Notes) (whether or not consecutive) during any 30 consecutive Daily VWAP Trading Day period (including the last trading day of such period).

The conversion rate is initially approximately 66.6667 shares of Common Stock per $1,000 principal amount of New Notes (equivalent to an initial conversion price of $15.00 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events.

The Company may redeem for cash all or any portion of the New Notes, at its option, on or after December 1, 2019 at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Upon a fundamental change (as defined in the indenture governing the New Notes), subject to certain exceptions, the holders of the New Notes may require that the Company repurchase some or all of their New Notes for cash at a repurchase price equal to 100% of the principal amount of the New Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The events of default, which may result in the acceleration of the maturity of the New Notes, include, among other things:

•	the Company’s failure to pay any interest on the New Notes when due and such failure continues for a period of 30 days past the applicable due date;

•	the Company’s failure to pay principal amount of the New Notes when due and payable at maturity, upon declaration of acceleration, upon any fundamental change purchase date, upon any redemption date or otherwise;

•	the Company’s failure to deliver the consideration due upon the conversion of any New Notes (including the Additional Conversion Payment and the Interest Make-Whole Payment, if applicable) and such failure continues for five business days;

•	the Company’s failure to give a fundamental change notice when due and such failure continues for a period of five days;

•	the Company’s failure to comply with the Company’s obligations set forth in the indenture governing the New Notes relating to certain consolidations, mergers and sales of assets;

•	the Company’s failure to perform or observe any of the Company’s other covenants or warranties in the indenture governing the New Notes or in the New Notes for 60 days after written notice to the Company from the trustee or to the Company and the trustee from the holders of at least 25% of the aggregate principal amount of then outstanding New Notes has been received by the Company;

•	default by the Company or any of the Company’s significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10.0 million in the aggregate of the Company and/or any of the Company’s subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay cured within 30 days after written notice has been received by the Company or such subsidiary from the trustee or by the trustee, the Company and such subsidiary by the holders of at least 25% in principal amount of the New Notes then outstanding;

•	a final judgment for the payment of $10.0 million or more (excluding any amounts covered by insurance) rendered against the Company or any of the Company’s significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

•	certain events of bankruptcy, insolvency and reorganization of the Company or any of the Company’s significant subsidiaries.

The description of the New Notes above is qualified in its entirety by reference to the text of the indenture governing the New Notes, the form of which is filed as Exhibit 4.1 hereto.

On February 16, 2017, the Company entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent, and certain holders of the Secured Notes. Pursuant to the Second Supplemental Indenture, the Indenture dated March 21, 2016 (the “Original Indenture”), providing for the issuance of the Secured Notes, as supplemented by the First Supplemental Indenture, dated December 19, 2016 (the “First Supplemental Indenture” and the Original Indenture as supplemented by the First Supplemental Indenture, the “Secured Indenture”), was amended as follows: (i) the limitations on the Company’s ability to incur indebtedness were amended to permit the issuance of the New Notes; (ii) the limitations on the Company’s ability to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof certain indebtedness of the Company or its subsidiaries were amended to permit the Additional Conversion Payment, Interest Make-Whole Payment and other cash payments under the New Notes; and (iii) the amendment provisions were amended to require the consent of holders representing at least 65% of the aggregate principal amount of the Secured Notes then outstanding to amend or waive the limitations in the Secured Indenture to permit the redemption of any New Notes. The Company filed the Original Indenture as an exhibit to its Current Report on Form 8-K filed on March 15, 2016 and the First Supplemental Indenture as an exhibit to its Current Report on Form 8-K filed on December 19, 2016.

A copy of the Second Supplemental Indenture is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer to sell, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. These securities have not been registered under the Securities Act or any or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Indenture for Convertible Exchange Senior Notes

4.2	Supplemental Indenture, dated February 16, 2017, among Orexigen Therapeutics, Inc., U.S. Bank National Association, as trustee and collateral agent, and certain holders of 0% Convertible Senior Secured Notes due 2020

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to a number of risks and uncertainties, including statements relating to the expected closing and the terms of the New Notes offering. Actual results may differ materially from those set forth in this Current Report on Form 8-K. These and other risks and uncertainties are detailed in the risk factors included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2016 and other filings. Except as required by law, the Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 17, 2017	By:	/s/ Thomas P. Lynch
	Name:	Thomas P. Lynch
	Title:	EVP, General Counsel and Secretary